PERSONAL FINANCIAL PLANNING
BUSINESS SERVICES AND TAX PLANNING

December 12, 2007

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated November 28, 2007 accompanying the audited financial statements of Goldpoint Resources, Inc. (an Exploration Enterprise) as of September 30, 2007, in the Registration Statement on Form SB-2, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle, CPA, LLC

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road * Suite 450 * Las Vegas, NV 89120 * PHONE:(702) 450-2200 * FAX (702) 436-4218
EMAIL: ktingle@kyletinglecpa.com